[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
Alliance Growth & Income Fund

10f-3 TRANSACTIONS FOR THE PERIOD MAY 1, 1999 THROUGH OCTOBER 31, 1999
                                                                         Total   % of
                                                              Shares     Shares  Offering                        Shares
                          Date     Shares   % of FundPrice perPurchased bOffered PurchasedPurchased              Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group(From                   10/31/99
Lyondell Chemical Co.     05/12/99 558,300  0.00%    $19.00   875,000    35,000  2.50%    J.P. Morgan            3,840,000
Repsol S A Sponsored ADR  07/07/99 1,196,8000.00%    $20.47   2,577,800  57,000  4.52%    Goldman Sachs & Co.    1,196,800
Royal Caribbean Cruises Lt09/23/99 1,500    0.00%    $46.69   707,700    10,000  7.08%    Blaylock Partners      359,500
Royal Caribbean Cruises Lt09/23/99 1,500    0.00%    $46.69   707,700    10,000  7.08%    Blaylock Partners      359,500
Royal Caribbean Cruises Lt09/23/99 2,000    0.00%    $46.69   707,700    10,000  7.08%    Blair William And Co.  359,500
Royal Caribbean Cruises Lt09/23/99 10,000   0.00%    $46.69   707,700    10,000  7.08%    Lazard Freres & Co.    359,500
Royal Caribbean Cruises Lt09/23/99 343,500  0.00%    $46.69   707,700    10,000  7.08%    Goldman Sachs & Co.    359,500
Royal Caribbean Cruises Lt09/23/99 2,500    0.00%    $46.69   707,700    10,000  7.08%    Edwards A G & Sons     359,500

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.